Exhibit 99.1

Transocean Ltd. Announces Approval of Merger with Transocean Partners

ZUG, SWITZERLAND –  December 6, 2016 – Transocean Ltd. (NYSE: RIG) announced that the common unitholders of Transocean Partners LLC approved, during a special meeting held today, the merger agreement, as amended, among Transocean Ltd.,  Transocean Partners and certain subsidiaries of Transocean Ltd., and the related merger.

Transocean expects to issue approximately 23.8 million shares associated with the transaction. Closing is expected on or around December 9, 2016.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 56 mobile offshore drilling units consisting of 29 ultra-deepwater floaters, seven harsh-environment floaters, three deepwater floaters, seven midwater floaters and 10 high-specification jackups. In addition, the company has five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

For more information about Transocean, please visit: www.deepwater.com.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements regarding the proposed transaction, including its effects, benefits and costs savings, opinions, forecasts, projections, expected timetable for completion, expected distribution and any other statements regarding Transocean Partners’ and Transocean’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. We can give no assurance that such expectations will prove to have been correct. These statements are subject to risks, uncertainties and assumptions including, among other things, satisfaction of the closing conditions to the merger, the risk that the contemplated merger does not occur, negative effects from the pendency of the merger, the ability to realize expected cost savings and benefits,  the timing to consummate the proposed transaction, the adequacy of and access to sources of liquidity, Transocean Partners’ and Transocean’s inability to obtain drilling contracts for rigs that do not have contracts, Transocean Partners’ and Transocean’s inability to renew drilling contracts at comparable dayrates, operational performance, the impact of regulatory changes, the cancellation of drilling contracts currently included in each company’s reported contract backlog, and other risk factors that are discussed in Transocean Partners’ and Transocean’s most recent Annual Report on Form 10-Ks, as well as its other filings with the SEC available at the SEC’s Internet site (www.sec.gov). Actual results may differ materially from those expected, estimated or projected.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Diane Vento

+1 713-232-8015

Media Contact:

Pam Easton

+1 713-232-7647